Exhibit 99.1

Youngevity International, Inc. (YGYI) Reports Record Q2 2014 Revenue and Eighth Consecutive Quarter of Profitable Results

Shareholder Conference Call 4:15 PM EST

San Diego, CA - August 13, 2014 – Youngevity International, Inc. (OTCQX: YGYI) (www.YGYI.com), a global direct marketer of nutritional and lifestyle products and also a vertically-integrated producer of gourmet coffees for the commercial, retail and direct sales channels, today reported financial results for the second quarter of 2014.

2014 Second Quarter Highlights:

•	Net revenue increased 56.6% to $32.7 million compared to $20.9 million for the second quarter of 2013.

•	Gross profit increased 49.2% to $18.9 million compared to $12.7 million in the same period last year.

•	Operating Income was $1.2 million, an increase of 14.9% over the prior year period.

•	Adjusted EBITDA increased 17.5% to $2.0 million for the three months ended June 30, 2014 compared to $1.7 million in the same period for the prior year.

“Our quarterly results demonstrate the strength of our unique business model and we are very pleased to report record revenue,” stated Steve Wallach, Chairman and CEO of Youngevity International.  “In the second quarter, we capitalized on strategic opportunities for our Company and we remain well positioned for long-term growth in the United States and globally.”

Dave Briskie, CFO of Youngevity International, said “We are very pleased to deliver record revenue and our eighth straight quarter of profitability.  As in the first quarter, Q2 numbers carried a significant expense load related to our aggressive growth strategy.  In fact, Q2 included over $551,000 in expenses that impacted our results.  These expenses were primarily related to our international expansion, the launch of MK Collaborative, and acquisition integration expenses related to Beyond Organic and our newly acquired Nicaragua coffee plantation and processing plant.   We expect to continue to invest in both organic and acquisition related opportunities to grow and improve profitability in both our direct selling and coffee business segments.”

2014 Second Quarter Results

•
For the three months ended June 30, 2014, the Company reported net revenue of $32.7 million, compared to $20.9 million for the same period in 2013, an increase of 56.6%.  The increase in revenue is attributed primarily to the increase in our product offerings and the number of distributors selling our product and the increase in the number of customers consuming our products.  Also, $3.8 million in additional revenues was derived from the acquisitions of Beyond Organic, Inc., acquired on May 1, 2014, Heritage Makers, Inc., acquired on August 14, 2013, Good Herbs, Inc., acquired on April 28, 2014, GoFoods Global, LLC, acquired on October 1, 2013 and Biometics International Inc., acquired on November 19, 2013.  The increase in revenues in commercial coffee is primarily due to the addition of the green coffee business.

•	Gross profit for the second quarter ended June 30, 2014 increased to $18.9 million, compared to $12.7 million for the same period last year, an increase of 49.2%.

•	Net income for the three months ended June 30, 2014 decreased to $544,000 as compared to a net income of $662,000 for the same period last year.
•
EBITDA (earnings before interest, taxes, depreciation and amortization) as adjusted to remove the effect of stock based compensation expense or "Adjusted EBITDA", was $2.0 million for the three months ended June 30, 2014 compared to $1.7 million in the same period for the prior year.

Conference Call Information

Youngevity International will host a conference call today at 4:15 p.m. Eastern Time to discuss its financial results, quarterly highlights and business outlook.  Investors can access the conference call by dialing Toll: +1 (609) 318-0024 and entering the access code: 307-730-091.  It is advised that you dial-in at least five minutes prior to the call.

The conference call will be recorded and available for replay shortly after the conclusion of the call.  Recorded calls are available in the Investor Relations section of Youngevity International’s website: http://ygyi.com/calls.php

Non-GAAP Financial Measure – Adjusted EBITDA

This news release includes information on Adjusted EBITDA, which is a non-GAAP financial measure as defined by SEC Regulation G.  Management believes that Adjusted EBITDA, when viewed with our results under GAAP and the accompanying reconciliations, provides useful information about our period-over-period growth. Adjusted EBITDA is presented because management believes it provides additional information with respect to the performance of our fundamental business activities and is also frequently used by securities analysts, investors and other interested parties in the evaluation of comparable companies. We also rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our Company and our management team. Adjusted EBITDA should not be construed as a substitute for net income (loss) (as determined in accordance with GAAP) for the purpose of analyzing the Company’s operating performance or financial position, as Adjusted EBITDA is not defined by GAAP.

The Company defines Adjusted EBITDA as earnings (net income or loss) before interest, taxes, depreciation and amortization, as adjusted to eliminate the effects of stock-based compensation and non-cash impairment loss.  A reconciliation of Adjusted EBITDA to net income is set out in the tables at the end of this press release.

About Youngevity International

Youngevity International Inc., (OTCQX: YGYI) (www.YGYI.com) is a fast-growing, innovative, multi-dimensional company that offers a wide range of consumer products and services, primarily through person-to-person selling relationships that comprise a "network of networks." The Company also is a vertically-integrated producer of the finest coffees for the commercial, retail and direct sales channels.  The Company was formed after the merger of Youngevity Essential Life Sciences (www.youngevity.com) and Javalution Coffee Company in the summer of 2011.  Formerly known as AL International, Inc., the Company changed its name to Youngevity International, Inc. in July 2013.

Safe Harbor Statement

This release includes forward-looking statements on our current expectations and projections about future events, including our continued growth. In some cases forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," “encouraged” and similar expressions. The forward looking statements include statements regarding our expected future growth, international expansion and improved profit.  These statements are based upon current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties, many of which are difficult to predict such as our ability to continue to invest in both organic and acquisition related opportunities to grow and improve profitability in both our direct selling and coffee business segments and otherwise continue our financial performance.  The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release based on new information, future events, or otherwise, except as required by law.

Table Follows

Youngevity International, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Revenues	$32,718	$20,893	$59,121	$41,720
Cost of revenues	13,776	8,195	24,343	16,605
Gross profit	18,942	12,698	34,778	25,115
Operating expenses
Distributor compensation	12,753	8,313	23,702	16,044
Sales and marketing	1,905	1,416	3,267	2,196
General and adminstrative	3,042	1,888	5,609	4,347
Total operating expenses	17,700	11,617	32,578	22,587
Operating income	1,242	1,081	2,200	2,528
Other income	1	(1)	2	(1)
Interest expense, net	(504)	(299)	(885)	(555)
Total other expense	(503)	(300)	(883)	(556)
Income before income taxes	739	781	1,317	1,972
Income tax provision	195	119	346	317
Net income	$544	$662	$971	$1,655

Reconciliation of Non-GAAP Measure
Adjusted EBITDA to Net Income
(In thousands, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Net Income	$544	$662	$971	$1,655
Add:
Interest	504	299	885	555
Income Taxes	195	119	346	317
Depreciation	168	108	306	197
Amortization	482	379	959	758
EBITDA	1,893	1,567	3,467	3,482
Stock based compensation	99	128	247	427
Addjusted EBITDA	$1,992	$1,695	$3,714	$3,909

Youngevity International
Investor Relations
John Zervas
800-982-3189 X 6509